UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 9, 2021

VBI VACCINES INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-37769	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Third Street, Suite 2241 Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

(617) 830-3031

(Registrant’s telephone number, including area code)

N/A

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Shares, no par value per share	VBIV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On March 9, 2021, Variation Biotechnologies Inc., a Canadian federal corporation and a wholly-owned subsidiary of VBI Vaccines Inc. (together with Variation Biotechnologies Inc., the “Company”) and the Coalition for Epidemic Preparedness Innovations (the “CEPI”) entered into a funding agreement (the “Agreement”), pursuant to which CEPI will provide up to $33 million to support the advancement of the Company’s enveloped virus like particle (“eVLP”) vaccine candidates against SARS-CoV-2 variants, including the B.1.351 variant first identified in South Africa. The Company is to use commercially reasonable efforts to undertake the development of such vaccine candidates.

CEPI will make payments to the Company in tranches covering the agreed-upon budget for six-month periods subject to certain conditions as set forth in the Agreement. The Company is entitled to submit its first payment request to CEPI upon execution of the Agreement. Payments to the Company under the Agreement will be made in U.S. dollars.

Pursuant the Agreement, during the COVID-19 pandemic and until the end of the pandemic period (as determined by the World Health Organization (“WHO”) and/or CEPI pursuant to the Agreement) (the “Pandemic Period”), subject to certain of the Company’s pre-existing agreements, the Company has agreed to offer for purchase by CEPI, the Gavi Vaccine Alliance (“Gavi”), or their respective designees a percentage of the Company’s capacity to produce the vaccines under the Agreement. The relevant percentage varies depending on the stage of vaccine development for which CEPI provides funding, ranging from preclinical to full approval and registration.

For a period lasting until the later of five years from the end of the Pandemic Period and ten years from the effective date of the Agreement, if CEPI determines (using reasonable discretion, in consultation with the Company) that a regional but not global outbreak exists, subject to certain of the Company’s pre-existing agreements, the Company will offer for purchase by CEPI, Gavi, or their respective designees a percentage of the quantity of vaccines equal to the percentage previously produced for CEPI, Gavi, or their respective designees as described above multiplied by the percentage of the world population residing in the region of the outbreak. In addition, during this same period, the Company has agreed to also continue to produce and supply vaccines under the Agreement for purchase by CEPI, Gavi, or their respective designees as they require to meet the needs of certain low and lower-middle income countries, in quantities to be agreed upon in an advance purchase agreement with the Company. The Company has agreed to negotiate such advance purchase agreement with CEPI, Gavi, or their respective designees, but is not bound by volume commitments other than with respect to any regional outbreak as described above.

The Company is required to supply vaccines under the Agreement to economies represented by the COVID-19 Global Vaccine Access Facility in a similar timeframe to other third-party customers. The Company is also required to provide information about production, supply, pricing, and sales of the vaccines under the Agreement sufficient for CEPI to evaluate the Company’s compliance with the Agreement.

Pursuant to the Agreement, the Company has agreed that its pricing will be as reasonably required to achieve equitable access for populations in need and an appropriate return on investment and to ensure that ongoing vaccine supply is commercially sustainable. In furtherance of this, the Company has agreed to limit the sale price of the vaccines covered by the Agreement during the Pandemic Period, and after the Pandemic Period for certain low and middle income countries, according to a formula and the economic circumstances of the country of allocation.

The Company and CEPI expect that Gavi or a respective designee will provide funding to purchase the vaccines covered by the Agreement. The Company will promptly respond to any request for proposal for a COVID-19 vaccine identified by Gavi, UNICEF, or CEPI, and the Company will negotiate in good faith with Gavi or a respective designee to sign a purchase commitment or order to supply such vaccines under the Agreement. Such negotiations will be guided by and reflect the principle that the Company will not suffer financial losses when supplying vaccines under the Agreement to any market and will also take into account the amount of funding provided by CEPI.

The Company and CEPI agreed on the importance of global equitable access to any vaccines produced pursuant to the Agreement. In consideration for the Company’s agreement to comply with the provisions of the Agreement concerning equitable access, including as described above, CEPI has agreed to forego any share of any commercial benefits derived from the vaccines under the Agreement during the Pandemic Period (e.g., sales of vaccines at market prices, commercial licensing of intellectual property). After the Pandemic Period (excluding any period of regional outbreak), the Company will notify CEPI of any commercial benefits from sales (other than in certain low or lower-middle income countries) of a vaccine under the Agreement for which CEPI has provided funding through Phase 2 clinical studies, and the Company and CEPI will discuss the sharing of such commercial benefits in good faith through an appropriate mechanism agreed in 90 days.

Pursuant to the Agreement, the Company has agreed that, due to the potentially limited nature of clinical trial subject pools in areas of outbreak, if WHO, CEPI, or a relevant regulatory authority determine that another product should be prioritized for clinic trials in a certain area over a vaccine covered by the Agreement, the Company will not unreasonably proceed with a clinical trial unless required to do so by a relevant regulatory authority or pre-existing agreement. The Company has also agreed not to unreasonably decline to participate in a Phase IIb or III clinical trials as requested and funded by WHO and/or CEPI to compare vaccines covered by the Agreement with other COVID-19 candidates, and, following any such participation, the Company will provide to CEPI a copy of the final study report.

The Company is to pursue the regulatory activities with Health Canada and/or FDA and/or EMA regarding the vaccine candidates subject to the Agreement in consultation with CEPI.

During the Term (as defined below), CEPI will have the first right (but not the obligation) to provide funding to the Company for any additional COVID-19 vaccine candidate that only contains SARS-CoV-2 antigens. If the Company identifies any such additional COVID-19 vaccine candidate, the Company will provide CEPI with notice and such relevant information as CEPI may request. If CEPI elects to provide funding support, the Company and CEPI will discuss in good faith and agree to the process for developing and deploying such additional COVID-19 vaccine candidate. Additionally, during the Term and for five years afterwards, CEPI may propose to discuss with the Company funding for an additional COVID-19 vaccine candidate or a project that could be used in respect of any unknown disease that could pose an increased health risk, as identified by CEPI or WHO.

Pursuant to the Agreement, the Company will retain ownership of its intellectual property owned or controlled throughout the term of the Agreement, subject to the rights of CEPI under the Agreement. The Company will also own any intellectual property invented by either the Company or CEPI in connection with the activities contemplated by the Agreement, as well as all tangible materials and results made or developed by or on behalf of the Company in connection with the Agreement.

Pursuant to the Agreement, the Company has granted to CEPI a worldwide, non-exclusive, irrevocable, fully paid up, royalty free public health license to all relevant intellectual property necessary to use the vaccines covered by the Agreement as part of the public health response to the COVID-19 outbreak and other coronavirus outbreaks, on the condition that CEPI may only exercise the rights granted under this public health license in the event that CEPI is not in material breach of the Agreement and one or more of the following events occurs: (i) the Company declines to participate in additional work or project expansion that CEPI has offered to fund, (ii) CEPI and the Company agree, in good faith, that the Company shall not be able to perform the activities under an agreed work package, (iii) the Company is in material breach of the Agreement or the equitable access plan and has not cured such breach within thirty (30) business days of notification of such breach by CEPI, unless otherwise mutually agreed in writing, or (iv) the Agreement is terminated by CEPI pursuant to clauses related to default, insolvency, unavailability to perform project activities, failure to satisfy payment criteria, or fraud.

Under the Agreement, if the Company (a) reasonably requires any additional future funding for the development, manufacture, and/or deployment of one of the vaccines covered by the Agreement, in addition to the funding to be provided by CEPI, or (b) receives any offer or indication of interest from a third party to provide funding support for the development, manufacture, and/or deployment of a vaccine covered by the Agreement, the Company must notify CEPI, and CEPI will have the first right (but not the obligation) to provide such further funding, in its sole discretion.

Under the Agreement, CEPI’s maximum aggregate liability to the Company arising out of the Agreement will not exceed the aggregate of the Company’s total work budget or CEPI’s insurance cover if it acquires the right to administer the vaccine under the Agreement for public health purposes, provided, however, that the liability of CEPI or the Company will not be limited with respect to (i) personal injury or death arising out of such party’s negligence or (ii) fraud, fraudulent misrepresentation, or intentional misconduct.

The Agreement will commence on March 9, 2021 (“Effective Date”) and will continue until the earlier of (i) five years after the Effective Date, (ii) the time that all activities in all work packages under the Agreement have been completed, and (iii) the termination of the Agreement (“Term”). The Company or CEPI can terminate the Agreement following an insolvency event or settlement or other material breach by the other party that is not cured within 30 business days. Pursuant to the Agreement, CEPI has certain discretionary termination rights, including if CEPI determines that the Company is involved in material safety, regulatory, scientific misconduct, or ethical issues or is no longer able to fulfill its obligations under the Agreement. Following termination by CEPI, the Company will use all reasonable endeavors, at CEPI’s cost, to provide CEPI with all relevant project materials, information, technology and data for CEPI’s use.

Neither CEPI nor the Company may assign its rights or obligations under the Agreement without the other party’s consent, provided that CEPI may do so to an organization of equivalent charitable mission and the Company may do so to an affiliate as part of a sale of the Company’s entire business.

The Agreement also contains provisions related to the parties’ agreement on access to various records, clinical trial protocols and management, publication of project data, and other compliance matters.

Item 8.01 Other Events.

On March 9, 2021, the Company issued a press release announcing the initiation of enrollment of its Phase 1/2 clinical study of VBI-2902, the Company’s monovalent eVLP COVID-19 vaccine candidate expressing the SARS-CoV-2 spike protein. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

On March 10, 2021, the Company issued a press release announcing the entry into the Agreement with CEPI. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 9, 2021
99.2	Press Release dated March 10, 2021
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VBI Vaccines Inc.

Date: March 10, 2021	By:	/s/ Jeff Baxter
Jeff Baxter
President and Chief Executive Officer